Exhibit 3.25

ARTICLES OF INCORPORATION
OF
ISLE OF CAPRI BLACK HAWK CAPITAL CORP.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned incorporator, being of the age of eighteen years or more, desiring to organize a corporation under the Colorado Business Corporation Act, makes, signs and verifies these Articles of Incorporation.

ARTICLE I

The name of the corporation is ISLE OF CAPRI BLACK HAWK CAPITAL CORP.

ARTICLE II

The corporation is to have perpetual existence.

ARTICLE III

The nature of the business and the objects and the purposes for which this corporation is created are to engage in the transaction of all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

ARTICLE IV

In furtherance of the purposes set forth in Article III of these Articles of Incorporation, the corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under and pursuant to the law of the State of Colorado, including, but not limited to, the power to become a member of a limited liability company and to enter into general partnerships, limited partnerships (whether the corporation be a limited or general partner), joint ventures, syndicated pools, associations and other arrangements for carrying on one or more of the purposes set forth in Article III of these Articles of Incorporation and in the Colorado Business Corporation Act, jointly or in common with others.  In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

ARTICLE V

A.            Authorized Shares:  The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock.  All shares when issued shall be nonassessable and fully paid.  Each shareholder of record shall be entitled at all shareholders’ meetings to one vote for each share of stock standing in his name on the books of the corporation.

B.            Transfer Restrictions:  The corporation shall have the right, by appropriate action, to impose restrictions upon the transfer of any shares of its common stock, or any interest therein, from time to time issued, provided that such restrictions as may from time to time be so imposed or notice of the substance thereof shall be set forth upon the face or back of the certificates representing such shares of common stock.

C.            Preemptive Rights:  No shareholder of the corporation shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any clams, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or for securities carrying stock purchase rights.

ARTICLE VI

The private property of the shareholders of the corporation shall not be subject to the payment of corporate debts, liabilities or obligation to any extent whatsoever.

ARTICLE VII

The business and affairs of the corporation shall be managed by a Board of Directors which shall exercise all the powers of the corporation, except as otherwise provided in the Bylaws of the corporation or by these Articles of Incorporation.  There shall be at least one director or such larger number as shall be fixed by the Bylaws or from time to time by amendment of the Bylaws, but no decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VIII

The initial Board of Directors shall consist of three (3) members.  The names and address of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified is as follows:

John Gallaway

711 Washington Loop

Biloxi, MS  39340

ARTICLE IX

Cumulative voting in the election of directors is not allowed.

ARTICLE X

No contract or other transaction between the corporation and any other person, firm, partnership, corporation, trust, joint venture, syndicate or other entity shall be in any way affected or invalidated solely by reason of the fact that any director or officer of the corporation is pecuniarily or otherwise interested in, or in a director, officer, shareholder, employee, fiduciary or member of such other entity or solely by reason of the fact that any director or officer is in any way interested, maybe a party to or may be interested in a contract or other transaction of the corporation.

ARTICLE XI

The corporation shall, subject to the provisions of the Bylaws of the corporation, indemnify any and all of its directors or officers to the fullest extent provided by the laws of the State of Colorado.

ARTICLE XII

No officer, director or shareholder of the corporation shall be bound by or have any personal liability under any documents, agreement, understandings or arrangements relating to the corporation except as provided below.  The parties to any agreement to which the corporation is a party shall look solely to the assets of the corporation for satisfaction of any liability of the corporation in respect of all documents, agreements, understandings and arrangements relating to the corporation and shall have no recourse against any of the directors, officers or shareholders of the corporation or any of their personal assets for the performance or payment of any obligation thereunder.  The foregoing shall apply to all and any future documents, agreements, understandings, arrangements and transactions with respect to the corporation.  No director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any act specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.  The protection afforded in this Article shall not restrict other common law protections and rights that a director may have.  The limitations on personal liability contained in this Article shall continue as to a person who has ceased to be a director, and shall inure to the benefit of his heirs, executors and administrators. Neither the amendment nor repeal of this Article XII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XII would accrue or arise, prior to such amendment, repeal or adoption.

ARTICLE XIII

In addition to the other powers now or hereafter conferred upon the Board of Directors by these Articles of Incorporation, the Bylaws of the corporation, or by the laws of the State of Colorado, the Board of Directors may from time to time distribute to the shareholder, in partial liquidation a portion of the corporation’s assets, in cash or in kind; subject, however, to the limitations contained in the Colorado Business Corporation Act.

ARTICLE XIV

A.            The address of the corporation’s initial registered office is c/o 1675 Broadway, Denver, Colorado 130202 and the name of the corporation’s initial registered agent at that address is The Corporation Company.  The written comment of the initial registered agent to the appointment as much is stated below.

B.            The address of the corporation’s initial principal office is 711 Washington Loop, Biloxi, Mississippi, 39350.

ARTICLE XV

The directors shall have the power to make Bylaws and to amend or alter the Bylaws from time to time as they deem proper for the administration and regulation of the affairs of the corporation.

ARTICLE XVI

The right is reserved from time to time to amend, alter or repeal any provisions of and to add to these Articles of Incorporation in any manner now or hereafter prescribed or permitted by the laws of the State of Colorado, and the rights of all shareholders are subject to this reservation.

ARTICLE XVII

The name and address of the incorporator of the corporation is:  Christy T. O’Connor, 410 - 17th Street, 22nd Floor, Denver, Colorado 80202.

IN WITNESS WHEREOF, the incorporator has executed these Articles of Incorporation this 16th day of July, 1997.

/s/ Christy T. O’Connor
Christy T. O’Connor, Incorporator

The undersigned consents to the appointment as the initial registered agent of Isle of Capri Black Hawk Capital Corp.

CT Corporation System

By:	/s/ [SIGNATURE APPEARS HERE]
Its:	[NAME APPEARS HERE], Asst. Vice Pres.

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:                   The name of the Corporation is ISLE OF CAPRI BLACK HAWK CAPITAL CORP. (the “Corporation”).

SECOND:             The following amendment to the Articles of Incorporation was adopted on this          day of August, 1997, as prescribed by the Colorado Business Act, by a vote of the Shareholders.  The number of Shares voted for the amendment was sufficient for approval.  The text of Article III will be deleted in its entirety and be replaced by the following text so that it will read in its entirety as set out below:

Article III

The Corporation’s sole purpose is to serve as a co-issuer of the Series A/Series B First Mortgage Notes due 2004 (the “Notes”) to be offered by Isle of Capri Black Hawk L.L.C. and the Corporation in order to facilitate the offering of the Notes and to conduct any activities directly related thereto or necessary in connection therewith.  The Corporation will not have any operations or assets of any kind and will not have any revenues.

THIRD:                  The amendment does not affect any exchanges, reclassification, or cancellation of issued shares.

IN WITNESS WHEREOF, Allan B. Solomon, as secretary of the Corporation, has signed this Amendment to Articles of Incorporation this 12th day of August, 1997 and affirms, under penalty of perjury, that the facts stated herein are true.

ISLE OF CAPRI BLACK HAWK CAPITAL CORP.:

/s/ Allan B. Solomon
Allan B. Solomon, Secretary

1

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)
Form 7.110.106.1 revised 11/21/2001
Filing for $25.00.  This document must be typed or machine printed.
If more space if required, continue on attached 8 1/2” x 11” sheet(s).
Deliver 2 copies to:  Colorado Secretary of State, Business Division,
1560 Broadway, Suite 200, Denver, CO 80202-5169
Please include a typed or machine printed, self-addressed envelope.
For filing requirements, see §§ 7-90-301 and 7-110-106, Colorado Revised Statutes
For more information, see the Citizen’s Guide to the Business Division on our
Web site, www.sos.state.cs.ns Questions?  Contact the Business Division:

voice 303 894 2251, fax 303 894 2242 or e-mail sos.business@state.co.us           ABOVE SPACE FOR OFFICE USE ONLY

The undersigned corporation, pursuant to § 7-110-106, Colorado Revised Statues (C.R.S.), delivers these Articles of Amendment to its Articles of Incorporation to the Colorado Secretary of State for filing, and states as follows:

1.  The name of the corporation is: Isle of Capri Black Hawk Capital Corp.

                (If changing the name of the corporation, indicate name of corporation BEFORE name change)

2.  The date the following amendment(s) to the Articles of Incorporation was adopted:  12/12/2001

3.  The text of each amendment adopted (include attachment if additional space needed):  Article III of the Corporation’s Articles of Incorporation is hereby deleted, in its entirety and replaced by new Article III attached hereto as Exhibit A and incorporation herein by this reference.

4.  If changing the corporation name, the new name of the corporation is: N/A

5.  If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: N/A

6.  Indicate manner in which amendment(s) was adopted (mark only one):

☐	No shares have been issued or Directors elected — Adopted by Incorporator(s)
☐	No shares have been issued but Directors have been elected — Adopted by the board of directors
☐	Shares have been issued but shareholder action was not required — Adopted by the board of directors
☒	The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group — Adopted by the shareholders

7.  Effective date (if not to be effective upon filing) upon filing (Not to exceed 90 days)

8.  The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is: Brownstein Hyatt & Farber, P.C., c/o Joshua J. Widoff, Esq. 410 17th Street, Suite 2200, Denver, Colorado 80202

/s/ Allan B. Solomon	Signer’s Name-printed	Allan B. Solomon
(individual’s signature)	Signer’s Title	Executive Vice President, Secretary and General Counsel

OPTIONAL.  The electronic mail and/or Internet address for this entity is/are:  e-mail

Web site
address
voice	fax	e-mail

EXHIBIT A

TO ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF
ISLE OF CAPRI BLACK HAWK CAPITAL CORP.

Article III

The nature of the business and the objects and the purposes for which this corporation is created are to engage in the transaction of all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.